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                         AMENDMENT TO BONUS SHARES AGREEMENT


    WHEREAS, HA-LO INDUSTRIES, INC., an Illinois corporation (the "Company"), and DAVID C. ROBBINS, a resident of the State of Illinois (the "Participant"), entered into a Bonus Shares Agreement dated the 1st day of February, 1995 (the "Agreement"), whereby the Participant was granted Two Hundred Forty Thousand (240,000) shares of the Company's common stock (which reflects all stock splits since the date of the Agreement) as restricted stock (the "Bonus Shares"); and

    WHEREAS, pursuant to Section 8 of the Agreement, the Agreement may be amended at any time by mutual agreement of the Company and the Participant; and

    WHEREAS, the Company and the Participant mutually desire to amend the Agreement to change the vesting provisions applicable to the Bonus Shares under
Section 4 of the Agreement.

    THEREFORE, Section 4 of the Agreement is hereby amended to read as follows effective with respect to vesting of all Unvested Bonus Shares (as such term is defined in the Agreement) effective January 1, 1996:

    "4. VESTING OF BONUS SHARES. The Bonus Shares shall vest according to the most rapid, from time to time, of the vesting schedules set forth in subsections
(a), (b) and (c), below; provided, however, that if Participant shall be in default of or breach any of the covenants set forth in this Agreement, then, subject to the opportunity to cure set forth in Section 1 hereof, any unvested Bonus Shares shall be forfeited and shall not be awarded to Participant. Any Bonus Shares in which Participant has not previously vested shall, for purposes of this Section 4, be referred to as "Unvested Bonus Shares". Certificates representing vested Bonus Shares shall be delivered to Participant as soon as reasonably practicable but in no event later than the ninetieth (90th) day following the date on which such Bonus Shares vested.

         (a) Participant shall, to the extent of remaining Unvested Bonus Shares, vest one hundred percent (100%) in Twenty-Six Thousand Six Hundred Sixty-Seven (26,667) Bonus Shares on January 15 of each year commencing January 15, 1997 through January 15, 2004; provided however, that Participant shall have complied with the covenants set forth in Section 2 hereof for each calendar year ending immediately preceding the January 15 on which such Bonus Shares vest under this subsection (a).

         (b)(i) On October 21, 1996 Participant shall vest in 30,000 Bonus
    Shares.

         (ii) On January 15, 1997 Participant shall, to the extent of remaining Unvested Bonus Shares, vest in Twenty-Two and

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    One-Half (22.5) shares for every One Thousand Dollars ($1,000) of gross profit earned by the Company with respect to sales of merchandise to Ward under the EPPA for the period January 1, 1996 through December 31, 1996, less 60,000 shares; and

         (iii) On January 15 of each of year commencing January 15, 1998 through January 15, 2005, Participant shall, to the extent of remaining Unvested Bonus Shares, vest in Twenty-Two and One-Half (22.5) shares for every One Thousand Dollars ($1,000) of gross profit earned by the Company with respect to sales of merchandise to Ward under the EPPA for the calendar year ending immediately prior to the January 15 on which such Bonus Shares vest under this subsection (b).

     For purposes of this Section 4(b) the term "gross profit" shall mean the gross profit (revenues less returns, allowances and cost of goods sold) of the Company attributable to sales to Ward under the EPPA calculated in accordance with generally accepted accounting principles and rules applied by the Company in the calculation of its own gross profits, on a consistent basis from period to period. The calculation of Ward's purchases under the EPPA shall be made in good faith by the Company, which calculation shall, in the absence of fraud, be final and binding on Participant. Each purchase shall be deemed to have taken place upon the Company's shipment of merchandise to Ward.

         (c) Participant shall vest one hundred percent (100%) in all Unvested Bonus Shares as of the date on which (i) Participant dies, (ii) Participant suffers a "permanent disability" (as hereinafter defined), or (iii) there occurs a "change in control" (as hereinafter defined). For purposes of this Agreement, the term "permanent disability" shall mean any disability, whether caused by illness, injury or other incapacity, which can be expected to permanently prevent Participant from fulfilling his regular duties with the Company For purposes of this Agreement, a "change in control" shall mean the termination of Participant's sales representative status with the Company, or any material and adverse change by the company in the method under which Participant's aggregate compensation, commissions or sales support budgets are calculated, in each case occurring within twelve (12) months following both (i) the purchase by any person, or group of persons acting in concert, other than Lou Weisbach, of greater than fifty percent (50%) of the shares of common stock of the Company then outstanding, and (ii) the termination of Lou Weisbach as the Chief Executive Officer of the Company."


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    IN WITNESS WHEREOF, this Amendment to the Bonus Shares Agreement having been authorized by the Compensation Committee of the Board of Directors is executed on this 21st day of October, 1996.


Participant:                      Company:
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                                  HA-LO INDUSTRIES, INC.


                                  By:
---------------------------          ------------------------
                                  Its: Chief Financial Officer


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